EXHIBIT 10.78

SUBLICENSE AGREEMENT

BIODIESEL VENTURE, L.P.

AND

EARTH BIOFUELS, INC.

APRIL 1, 2006

SUBLICENSE AGREEMENT

TABLE OF CONTENTS

1.	Sublicense Grant

2.	Representations and Warranties

3.	No Assignment or Sublicensing

4.	Term and Termination

5.	Payments

6.	Statements and Payments

7.	Audit; Inspections

8.	Quality, Approvals; Samples; Right to Use; Sublicensee Restrictions

9.	Required Markings

10.	Ownership of Mark

11.	Trademark and Copyright Protection and Infringements

12.	Indemnification

13.	Insurance

14.	Notices

15.	Relationship of the Parties

16.	Choice of Laws

17.	Waiver

18.	Severability

19.	Headings

20.	Revocation of Prior Agreements

21.	Third-Party Beneficiaries

22.	Counsel

23.	Incorporation

24.	Counterparts

25.	Binding Effect; Successors and Assigns

26.	Injunctive Relief

27.	Defined Terms

i

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (this “Agreement”), dated this 1st day of April, 2006 (the “Effective Date”), is entered into by and between BIODIESEL VENTURE, L.P., a Texas limited partnership (“Venture”), and EARTH BIOFUELS, INC., a Delaware corporation (“Sublicensee”).

R E C I T A L S:

WHEREAS, Venture is a licensee of certain rights in the Mark (as defined below) pursuant to the Master License (as defined below);

WHEREAS, Sublicensee has experience in distributing for resale (i) agricultural based so-called “biodiesel” fuel, and (ii) blends of petrochemical petroleum fuel (“Petroleum Fuel”) with such agricultural based so-called “biodiesel fuel”; and

WHEREAS, Sublicensee desires to obtain, and Venture is willing to grant to Sublicensee, the right to use the Mark during the Term (as defined below) and within the Territory (as defined below), pursuant to the terms and conditions of this Agreement, solely in order to Distribute (as defined below) Biodiesel Fuel (as defined below).

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, it is hereby agreed as follows:

1.             Sublicense Grant.

(a)           Grant. Subject to the terms and conditions hereof, Venture hereby grants to Sublicensee, and Sublicensee hereby accepts, for the Term and within the Territory, the right and license to use the Mark for the sole, distinct and limited purposes of Distributing Biodiesel Fuel (the “Sublicense”).

(b)           Promotional Use of Mark. Subject to such restrictions (i) as may be set forth in the Master License, or (ii) as may be provided to Sublicensee by Venture from time to time during the Term, Sublicensee may use the Mark to advertise and promote Biodiesel Fuel during the Term in electronic, print, broadcast or other media throughout the Territory; provided, however, Sublicensee shall have first obtained the prior written approval of Venture, which shall be subject in all respects to the approval of Owner (as defined below) under the Master License, with respect to each such use (the “Promotional Uses”).

(c)           Owner Identification. Unless otherwise specifically approved in writing by Venture (which approval may be given or withheld in its Sole Discretion and which shall be subject in all respects to the approval of Owner under the Master License) in advance and with respect to each particular use (and terms and conditions thereof) on a case by case basis, Sublicensee shall have no right to use, display, perform, sublicense, reproduce or otherwise exploit, in any manner or in any media, the Owner Identification (as defined below).

(d)           No Denigration. Sublicensee shall not denigrate, permit, allow or cause the denigration of, the Mark or the Owner Identification, and shall not take any other action not approved by Venture as provided herein (which shall be subject in all respects to the approval of Owner under the Master License) that is harmful or potentially harmful to or which disparages, ridicules or demeans the goodwill, honor and reputation of Venture, Venture’s Affiliates, Owner, Owner’s Affiliates, the Mark or the Owner Identification.

(e)           Exclusivity. Notwithstanding anything contained herein to the contrary but subject notwithstanding to Section 8(j) hereof, during the Term and within the Territory, Venture covenants and agrees that it shall not grant to any other Person, other than Sublicensee, the right to use the Mark in order to Distribute biodiesel fuel (in pure form or blended in any concentration with Petroleum Fuel).

2.             Representations and Warranties.

(a)           Venture. Venture represents, warrants and covenants to Sublicensee, as of the Effective Date, that:

(i)            Venture is a licensee of the Mark pursuant to the Master License;

(ii)           Subject to the provisions of this Agreement, Venture has the right to grant the Sublicense when approved as provided herein;

(iii)          to the best of Venture’s knowledge, no registered United States intellectual property right of any third parties will be infringed or otherwise violated by Sublicensee’s use of the Mark in strict accordance with the terms of this Agreement;

(iv)          Venture has not granted to any third parties any rights that would preclude Venture from granting the right to use the Mark within the Territory as provided herein; and

(v)           this Agreement has been duly executed and delivered by Venture.

(b)           Sublicensee. Sublicensee represents, warrants and covenants to Venture and Owner that:

(i)            Sublicensee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is, and shall remain, duly qualified and in good standing in each jurisdiction in which the nature of its business requires, or in the future shall require it to be so qualified;

(ii)           Sublicensee has the power and authority to own its property and assets, to conduct its business as it is now being conducted and to execute and deliver this Agreement and to perform the transactions contemplated hereby;

(iii)          no consent of or other action by, and no notice to or filing with, any governmental agency is required for the execution, delivery and performance by Sublicensee of this Agreement;

(iv)          this Agreement has been duly executed and delivered on behalf of Sublicensee;

(v)           this Agreement, and each provision hereof, is the legal, valid and binding obligation of Sublicensee enforceable against Sublicensee in accordance with its terms;

(vi)          Sublicensee shall comply with all Applicable Laws (as defined below) governing the distribution, sale, promotion, marketing and advertisement of Biodiesel Fuel;

(vii)         Sublicensee has obtained and shall maintain at all times during the Term all licenses, permits, orders, authorizations and approvals that are required under any governmental law or regulation in connection with Sublicensee’s business activities and properties; and

(viii)        the execution, delivery and performance of this Agreement (A) have been duly authorized by all necessary action on the part of Sublicensee; (B) do not contravene or cause Sublicensee to be in default of any contractual or other restriction contained in any agreement or instrument binding on, applicable to or affecting Sublicensee or its property or assets or any law, rule, regulation, order, writ, judgment, award, injunction or decree binding on, applicable to or affecting Sublicensee or its property or assets; and (C) do not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Sublicensee.

3.             No Assignment or Sublicensing. Sublicensee shall not have the right to assign this Agreement (by operation of law, change of control, merger or otherwise) or to assign, dispose, mortgage transfer, pledge, encumber or sublicense (or permit any of the foregoing, whether voluntarily or involuntarily) any of its rights hereunder without the prior written approval of Venture (which approval shall be subject in all respects to the approval of Owner under the Master License), which Venture may withhold at its Sole Discretion.

4.             Term and Termination.

(a)           Term. Unless terminated pursuant to Sections 4(b) or 4(c) hereof, the initial term of this Agreement shall commence as of the Effective Date and shall continue for a period of two (2) years therefrom (the “Initial Term”). Thereafter, Sublicensee shall have the right to renew this Agreement upon written notice given to Venture no later than ninety (90) days prior to the expiration of the Initial Term (or any, if any, Renewal Terms, as applicable) for a total of four (4) additional periods of two (2) years each (each, a “Renewal Term,” and together with the Initial Term, collectively, the “Term”); provided, however, any and all such renewals shall be subject to, as of the commencement of each Renewal Term, (i) Sublicensee not then being in breach of this Agreement, and (ii) all accrued but unpaid Agreement Payments (as defined in Section 7(a) below) due or outstanding as of such renewal having been paid in full.

(b)           Termination.

(i)            Breach — No Cure. Without limitation of any other rights or remedies available at law or in equity, Venture shall have the right (but not the obligation) to terminate this Agreement by written notice effective immediately upon the giving of such notice, without the opportunity to cure provided in Section 4(b)(ii) below, in the event that:

(1)           Sublicensee is dissolved;

(2)           Sublicensee files a petition in bankruptcy, is adjudicated as bankrupt or insolvent, makes a general assignment for the benefit of creditors, discontinues its business or if a receiver, trustee or custodian is appointed for Sublicensee (or Sublicensee’s business) which receiver, trustee or custodian is not discharged within thirty (30) days of appointment;

(3)           Sublicensee sells, transfers, leases or otherwise disposes of all or substantially all of its assets;

(4)           Sublicensee fails to pay its debts as they become due;

(5)           A Change of Control of Sublicensee occurs (for purposes hereof, the term “Change of Control” shall mean that Apollo Resource Intl., Blue Wireless & Data Inc. and Dennis McLaughlin shall fail at any time to collectively own, directly or indirectly, less than 51% of each class of outstanding voting stock of Sublicensee);

(6)           Sublicensee materially breaches any of the terms or conditions of this Agreement (a “Material Breach”). For avoidance of doubt, and without limitation of any other potential breaches that may be deemed a Material Breach of this Agreement, any breach by Sublicensee of any provision found in Sections 1, 3, 5, 6, 7, 8 and 13 hereof shall constitute a Material Breach of this Agreement;

(7)           the Biodiesel Fuel sold by Sublicensee fails to meet the requirements of Section 8(h) hereof;

(8)           Sublicensee pledges or grants a security interest in all or any part of this Agreement as collateral or security for any liability or indebtedness of Sublicense or any other Person; or

(9)           Sublicensee, either directly or indirectly (including, without limitation, through its agents) engages, or attempts to engage, in the sale or distribution of biodiesel fuel other than the Biodiesel Fuel in contravention of Section 8(k) hereof.

(ii)           Breach — Seven Day Cure. Without limitation of any other rights or remedies available at law or in equity, in the circumstances set forth in this Section 4(b)(ii), Sublicensee must commence and complete the cure of the applicable breach as soon as possible, but in no event later than seven (7) days after Venture’s notice of breach, or Venture shall have the right (but not the obligation) to terminate this Agreement, in the event that:

(1)           Sublicensee is subject to any voluntary order of any government agency involving the safety, health or other hazards or risks to the public;

(2)           Sublicensee breaches any provision of this Agreement not constituting a Material Breach; or

(3)           Sublicensee distributes or sells defective Biodiesel Fuel without taking steps reasonably to correct or repair the defect immediately upon the earlier to occur of (a)

receipt of notice of the defect by Venture, or (b) Sublicensee’s otherwise becoming aware of such defect.

(c)           Additional Rights to Terminate.

(i)            Required to Terminate. Sublicensee acknowledges and agrees that Venture may at anytime during the Term terminate this Agreement in the event (A) Venture is required to do so by law, or (B) the Master License terminates (for any reason), and in either case, Sublicensee acknowledges that such termination shall not constitute a breach of this Agreement.

(ii)           Owner Rights. Without limitation of any other rights or remedies at law or in equity, Sublicensee acknowledges and agrees that Owner shall have the right (but not the obligation), acting on behalf of Venture, to directly terminate this Agreement by written notice to Sublicensee effective immediately upon the giving of such notice, in the event that Sublicensee breaches the terms of this Agreement and Venture fails to exercise its rights to terminate this Agreement in accordance with its terms.

(d)           Effect of Termination. Upon termination or expiration of this Agreement, all rights herein granted shall immediately and without further notice terminate and revert to Venture. Not in limitation of the foregoing, Sublicensee shall immediately discontinue all use of the Mark and any items confusingly similar thereto, and destroy all printed materials bearing the Mark. Sublicensee acknowledges all rights, title and interests in and to the Mark and the goodwill associated therewith shall remain the sole and exclusive property of Owner (subject to Venture’s express rights pursuant to the Master License) and that Sublicensee shall have no right to use the Mark or any derivations thereof, subsequent to the expiration or termination of this Agreement

5.             Payments.

(a)           Advance Payments.

(i)            Advance Payments Directly to Venture. For each Contract Year of the Term hereof, Sublicensee agrees that it will pay directly to Venture, an amount equal to One Hundred Fifty Thousand Dollars ($150,000), which amount shall be payable in equal monthly payments of Twelve Thousand Five Hundred Dollars ($12,500.00) each (the “Venture Advance Payments”). Venture Advance Payments shall be due and payable in full and in readily available funds on the first day of each calendar month during the Term hereof.

(ii)           Advance Payments Directly to Owner. For each Contract Year of the Term hereof and in addition to the payments of the Venture Advance Payments, Sublicensee agrees that it will pay directly to Owner, an amount equal to One Hundred Fifty Thousand Dollars ($150,000), which amount shall be payable in equal monthly installments of Twelve Thousand Five Hundred Dollars ($12,500.00) each (the “Owner Advance Payments”). Owner Advance Payments shall be due and payable in full and in readily available funds on the first day of each calendar month during the Term hereof.

(b)           Royalty Payments.

(i)            Royalty Payments to Venture. Throughout the Term hereof, Sublicensee agrees that it will pay to Venture, without offset or deduction of any kind or nature whatsoever, as royalty payments (collectively, the “Venture Royalty Payments”), one cent ($.01) per gallon of Biodiesel Fuel Distributed by Sublicensee or any of its Affiliates; provided, however, that for each calendar month during the Term hereof, the first Twelve Thousand Five Hundred Dollars ($12,500.00) of such Venture Royalty Payments for such month shall be offset and reduced by that month’s Venture Advance Payment actually paid to Venture for such month. Venture Royalty Payments shall be paid monthly as provided for in Section 6(b) below.

(ii)           Royalty Payments to Owner. Throughout the Term hereof, in addition to the Venture Royalty Payments, Sublicensee agrees that it will pay directly to Owner, without offset or deduction of any kind or nature whatsoever, as royalty payments (collectively, the “Owner Royalty Payments”), one cent ($.01) per gallon of Biodiesel Fuel Distributed by Sublicensee or any of its Affiliates; provided, however, that for each calendar month during the Term hereof, the first Twelve Thousand Five Hundred Dollars ($12,500.00) of such Owner Royalty Payments for such month shall be offset and reduced by that month’s Owner Advance Payment actually paid to Owner for such month. Owner Royalty Payments shall be paid monthly as provided for in Section 6(b) below.

(c)           Increase in Payments. Simultaneously with the commencement of each and every Renewal Term, if any, hereunder, each Agreement Payment set forth in this Agreement shall be automatically adjusted (without any action or notice by Venture) by an amount equal to the percentage increase in the CPI (as defined below) during the preceding twenty-four (24) months. The “CPI” is defined as the Consumer Price Index for all Urban Consumers, U.S. City Average, All Items (1982-1984 = 100) for the United States published by the Bureau of Labor Statistics of the U.S. Department of Labor, and if the CPI is discontinued, the successor index most nearly comparable thereto.

(d)           Yearly True Up.

(i)            True-Up Procedure/Venture. If Sublicensee determines that for any given Contract Year during the Term, it has actually paid, in the aggregate during such Contract Year, to Venture as Venture Minimum Payments an amount in excess of the aggregate Venture Royalty Payments that were due and payable and actually paid by Sublicensee to Venture for the twelve calendar months during such Contract Year (any, if any purported excess, the “Venture Excess Advance Amount”), Sublicensee shall prepare and deliver to Venture a statement (each, a “Venture Statement”) setting forth the amount and calculation of such Venture Excess Advance Amount and a description of the basis for such Venture Excess Advance Amount.  Venture shall have thirty (30) calendar days from its receipt of such Venture Statement (the “Venture Objection Period”) to review such Venture Statement.  Upon the expiration of such Venture Objection Period, Venture shall be deemed to have accepted, and shall be bound by, such Venture Statement and the amount of such Venture Excess Advance Amount, unless Venture shall have informed Sublicensee in writing of its disagreement with such Venture Excess Advance Amount prior to the expiration of the applicable Venture Objection Period (the “Venture Objection”), setting forth in reasonable detail the basis for each such dispute (each, a “Venture Disputed Item”).

Sublicensee shall have ten (10) calendar days from the date on which it receives the Venture Objection (the date on which such ten (10) calendar day period ends, the “Venture Response Date”) to review and respond to such Venture Objection. If Venture and Sublicensee are able to negotiate a mutually agreeable resolution of each Venture Disputed Item, and each signs a certificate to that effect, the Venture Statement and the calculation therein of the Venture Excess Advance Amount, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement. Venture shall remit to Sublicensee (a) the Venture Excess Advance Amount if no Venture Objection is made by Venture during the Venture Objection Period, (b) the amount of the mutually agreeable resolved Venture Excess Advance Amount if Venture submits a Venture Objection within the Venture Objection Period, upon the mutually agreeable resolution as described above. If, however, within thirty (30) calendar days of the Venture Response Date any Venture Disputed Items have not been resolved upon mutual agreement as provided herein, such Venture Disputed Items shall be settled by final and binding arbitration administered by the American Arbitration Association under its then in existence Commercial Arbitration Rules. The arbitration shall take place in or about Dallas, Texas. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall apply Texas law, without regard to its rules of conflict of law. Each party shall initially bear its own attorney’s fees, costs, and disbursements arising out of the arbitration and shall pay an equal share of the up-front fees and costs of the arbitration and the arbitrator(s); provided, however, the prevailing party shall be awarded, as part of the arbitration, full reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and the fees and costs of the arbitration and the arbitrator(s).

(ii)           True-Up Procedure/Owner. If Sublicensee determines that for any given Contract Year during the Term, it has actually paid, in the aggregate during such Contract Year, to Owner as Owner Minimum Payments an amount in excess of the aggregate Owner Royalty Payments that were due and payable and actually paid by Sublicensee to Owner for the twelve calendar months during such Contract Year (any, if any purported excess, the “Owner Excess Advance Amount”), Sublicensee shall prepare and deliver to Owner a statement (each, an “Owner Statement”) setting forth the amount and calculation of such Owner Excess Advance Amount and a description of the basis for such Owner Excess Advance Amount. Owner shall have thirty (30) calendar days from its receipt of such Owner Statement (the “Owner Objection Period”) to review such Owner Statement. Upon the expiration of such Owner Objection Period, Owner shall be deemed to have accepted, and shall be bound by, such Owner Statement and the amount of such Owner Excess Advance Amount, unless Owner shall have informed Sublicensee in writing of its disagreement with such Owner Excess Advance Amount prior to the expiration of the applicable Owner Objection Period (the “Owner Objection”), setting forth in reasonable detail the basis for each such dispute (each, an “Owner Disputed Item”). Sublicensee shall have ten (10) calendar days from the date on which it receives the Owner Objection (the date on which such ten (10) calendar day period ends, the “Owner Response Date”) to review and respond to such Owner Objection. If Owner and Sublicensee are able to negotiate a mutually agreeable resolution of each Owner Disputed Item, and each signs a certificate to that effect, the Owner Statement and the calculation therein of the Owner Excess Advance Amount, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement.  Owner shall remit to Sublicensee (a) the Owner Excess Advance Amount if no Owner Objection is made by Owner during the Owner Objection Period, (b) the amount of the mutually agreeable resolved Owner Excess Advance Amount if Owner submits an Owner Objection within the Owner Objection Period, upon the mutually agreeable resolution as described above. If, however, within thirty (30) calendar days of the Owner Response Date any Owner Disputed Items have not been resolved upon mutual agreement as provided herein, such Owner Disputed Items shall be settled by final and binding arbitration administered by the American Arbitration Association under its then in existence Commercial Arbitration Rules. The arbitration shall take place in or about Dallas, Texas. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall apply Texas law, without regard to its rules of conflict of law. Each party shall initially bear its own attorney’s fees, costs, and disbursements arising out of the arbitration and shall pay an equal share of the up-front fees and costs of the arbitration and the arbitrator(s); provided, however, the prevailing party shall be awarded, as part of the arbitration, full reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and the fees and costs of the arbitration and the arbitrator(s).

6.             Statements and Payments.

(a)           Statements; Payments. Within ten (10) days after the end of each calendar month during the Term of this Agreement (each such month, an “Accounting Period”), Sublicensee shall provide to each of Venture and Owner a complete and accurate statement (individually, an “Accounting Statement” and, collectively, the “Accounting Statements”) for that month of all of Sublicensee’s sales of Biodiesel Fuel during such Accounting Period, certified as accurate by Sublicensee and accompanied by the payment of all Venture Royalty Payments and Owner Royalty Payments (collectively, the “Royalty Payments”) due with respect to such Accounting Period.

(b)           Accounting Statements. Each Accounting Statement, which shall be in conformance with the requirements of Venture and Owner, must be submitted whether or not any Royalty Payments are due during the Accounting Period. Accounting Statements and accompanying Royalty Payments; if any, Venture Minimum Payments and Owner Minimum Payments shall be delivered to Venture and Owner c/o Mark Rothbaum & Associates, 36 Mill Plain Road, Suite 406, Danbury, CT 06811, Attn: Mark Rothbaum, via hand delivery or nationally recognized overnight courier service that obtains acknowledgment of receipt by the addressee.

(c)           Acceptance. Acceptance by Venture or Owner of any Accounting Statement furnished or Royalty Payment made shall not preclude Venture or Owner from later questioning its correctness and, in the event that any inconsistencies or mistakes are discovered, they shall be rectified, or caused to be rectified, by Sublicensee within seven (7) calendar days of receipt by Sublicensee of Venture’s or Owner’s written notice of the inconsistency or mistake.

(d)           Time is of the Essence. Time is of the essence with respect to all payments to be made hereunder, and interest at a rate of one and one-half percent (1.5%) per month, compounded monthly on the unpaid balance, or the maximum legal rate of interest, whichever is lower, shall accrue on any amount due Venture or Owner, as applicable, calculated from the date on which payment was initially due. For avoidance of doubt, the parties agree that Sublicensee’s only remedy in the event that the interest rate specified in this Section 6(d) or Section 7(c) hereof is higher than the maximum legal rate of interest is to have the interest rate specified in this Section 6(d) or Section 7(c) hereof reduced to the maximum legal rate of interest

(e)           Tax Returns. Each year, a copy of all annual finalized federal tax returns as filed for Sublicensee shall be forwarded to Venture and Owner at the address specified herein no later than thirty (30) days following the filing of such returns with the Internal Revenue Service.

7.             Audit; Inspections.

(a)           Books and Records. Sublicensee shall keep complete and accurate books of account (in such reasonable detail as to allow Venture and Owner to determine the correctness of any and all Royalty Payments, Venture Minimum Payments and Owner Minimum Payments (collectively, the “Agreement Payments” made hereunder) at its principal place of business covering all transactions relating to this Agreement.

(b)           Maintenance. All such books of account and records of Sublicensee relating to this Agreement shall be retained for at least five (5) years after the end of each fiscal year to which they pertain.

(c)           Audit Rights. Venture, Owner and/or their respective duly authorized representative(s) shall have the right, at reasonable hours of the day and upon reasonable, advance notice, and, at Venture’s or Owner’s respective cost, to examine, audit and copy such books of account, records and all other documents and material in Sublicensee’s possession or control with respect to this Agreement and to make summaries thereof. In the event that such an audit reveals an underpayment by Sublicensee, Sublicensee shall, within seven (7) calendar days after Venture’s or Owner’s notice of such underpayment, remit payment to Venture and/or Owner in the amount of the underpayment plus interest calculated at the rate of one and one-half percent (1.5%) per month, compounded monthly on the unpaid balance, or the maximum legal rate of interest, whichever is lower, calculated from the date such payment(s) were initially due. With respect to any particular Accounting Statement, Venture or Owner must give written notice of its intent to exercise the rights granted in this Section 7(c) no later than the third anniversary of Venture’s or Owner’s actual receipt of such Accounting Statement that is the subject of the examination. If Sublicensee’s payments in the aggregate for any given period are incorrect by more than five percent (5%), Sublicensee shall pay the costs and expenses of the audit.

8.             Quality, Approvals; Samples; Right to Use; Sublicensee Restrictions.

(a)           Venture’s Right of Approval. Sublicensee acknowledges that the loyalty of Owner’s fans and customers is an asset of tremendous value to Owner, and that meeting fans’ and customers’ expectations for high quality products is of paramount importance to Owner. Subject to Section 8(i) below, Venture shall have the right and opportunity to approve or disapprove in writing each and every aspect of Sublicensee’s distribution and sale of Biodiesel Fuel, including, without limitation, (1) the quality, constitution and blend percentages of Biodiesel Fuel (the “BD Components”), and (2) each particular use of the Mark, including (without limitation):

(i)            each use of the Mark in connection with all aspects of the Distribution and of the Biodiesel Fuel (the “Distribution Uses”);

(ii)           any other materials or articles of any kind or nature whatsoever that are used in connection with the Mark or the Biodiesel Fuel (“Other Materials”; such Other Materials and together with the Promotional Uses, BD Components and the Distribution Uses, referred to herein individually as a “Licensed Item” and, collectively, as the “Licensed Items”).

(b)           Submission for Approval. Sublicensee shall, without failure and in strict accordance with the terms hereof, submit to Venture for written approval, for each and every Licensed Item (i) at least one (1) prototype (each, a “Prototype”) of each such Licensed Item prior to its manufacture or production, and (2) at least one (I) post-manufacture, pre-distribution sample (each, a “Sample”) of such Licensed Item prior to sale or public distribution of such Licensed Item. The Licensed Item shall be submitted with all of its proposed labeling, if possible, but no Licensed Item shall be deemed approved unless and until its corresponding labeling is also approved, in the event they are submitted separately. If Sublicensee elects to first submit a design, which Venture approves, Sublicensee must still thereafter submit both the Prototype and Sample for Venture’s approval hereunder. With respect to matched print advertising, Sublicensee must provide Venture with a copy of the advertisement as it appeared in any and all media promptly upon the first appearance of the advertisement in any medium. As an example, if the identical advertisement is run for three (3) succeeding days in the same newspaper, Sublicensee need provide only the first (1st) day’s advertisement, but Sublicensee shall indicate the additional days on which the advertisement will appear in that newspaper for Venture’s approval hereunder. Prototypes and Samples submitted by Sublicensee shall not be required to be returned by Venture.

(c)           Venture’s Approval of Licensed Items. Venture shall use its good-faith commercially reasonable efforts to send a written notice of approval or disapproval of each submission as outlined in Section 8(b) within fifteen (15) calendar days following Venture’s receipt of the submitted Prototype or Sample. Written approval or disapproval shall be sent via facsimile or nationally recognized overnight courier service that obtains acknowledgment of receipt by the addressee. Notwithstanding anything contained herein to the contrary, failure of Sublicensee to receive written approval of any such submitted item within fifteen (15) calendar days following Venture’s receipt of Sublicensee’s submission (which receipt can be verified by independent documentation produced by Sublicensee) shall constitute disapproval of the proposed Licensed Item. However, if Venture provides Sublicensee with written confirmation that Sublicensee may use such submitted item, even after the expiration of the fifteen (15) calendar day period, Sublicensee is authorized, subject to the terms and conditions of this Agreement to use the submitted item. Sublicensee shall not have the right to use the Licensed Item or any element thereof unless and until the particular use by Sublicensee has been approved by Venture (which approval shall be subject in all respects to the approval of Owner under the Master License) as provided in this Section 8(c).

(d)           Conformity of Licensed Item to Approved Samples. Once approved hereunder, all Licensed Items shall conform in all respects, including blend, composition, elements, materials, contents, workmanship and overall quality, to the Sample that Venture has approved in writing.

(i)            Approval Withdrawal for Failure to Conform. If any Licensed Item later fails to conform to the approved Sample, then, within seven (7) calendar days after Sublicensee’s receipt of written notice from Venture, Venture shall have the right to withdraw its approval of such Licensed Item by delivery of a further written notice if the failure identified in the initial notice has not been cured. Sublicensee shall then, upon receipt of such further notice, immediately cease use of the particular Licensed Item identified in the notice.

(ii)           Continuing Samples. Upon Venture’s request from time to time and at any time during the Term, Sublicensee will furnish to Venture, without charge, a reasonable number of Samples of each Licensed Item with its usual packaging and labeling, to permit Venture to confirm that Venture’s standards are being observed. Additionally, Venture or its representatives shall also have the right to inspect the Licensed Items and take a reasonable number of Samples for purposes of quality inspection.

(e)           Withdrawal of Approval. Approval by Venture of a Licensed Item can be withdrawn (which withdrawal shall be subject in all respects to the agreement of Owner under the Master License) at any time at Venture’s Sole Discretion upon seven (7) days’ advance, written notice to Sublicensee at which time all withdrawn Licensed Items shall be destroyed, unless Venture approves in writing to another manner of disposition.

(f)            Ownership of Artwork.

(i)            New Developments. All designs, logos and other creative renderings incorporating any one or more elements of the Mark in any and all media now known or hereafter invented (collectively, “Artwork”), and all rights, including all copyrights and trademark rights in and to the Artwork, shall be solely and exclusively owned by Owner. Without limiting the foregoing, Sublicensee acknowledges and confirms that all of Sublicensee’s services in connection with the creation of the Artwork are and shall be rendered for, at the instigation and under the overall direction and supervision of Owner, and the Artwork is and at all times shall be regarded as a “work made for hire” (as that term is used in the U.S. Copyright Act, 17 U.S.C. § 101, et seq. (the “Act”)) by Sublicensee for Owner. Without limiting the acknowledgment contained in the previous sentence, Sublicensee hereby assigns, grants and delivers (and hereby further agrees to assign, grant and deliver) exclusively unto Owner all rights, title and interests of every kind and nature whatsoever in and to the Artwork and all copies and versions thereof, including all copyrights therein and thereto and all renewals thereof. Sublicensee further agrees to execute and deliver to Owner, its successors and assigns, such other and further instruments and documents as Owner reasonably may request for the purpose of establishing, evidencing and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, title and interests of every kind and nature whatsoever, including all copyrights, in and to the Artwork, and Sublicensee hereby constitutes and appoints Owner as Sublicensee’s agent and attorney-in-fact, with full power of substitution, to execute and deliver such documents or instruments as Sublicensee may fail or refuse to execute and deliver within ten (10) days (or such shorter period as designated by Owner if reasonably necessary), this power and agency being coupled with an interest and being irrevocable. Sublicensee covenants, warrants and represents that the Artwork will not violate or infringe any copyright of any person, firm or corporation, and Sublicensee has not and will not order, commission or otherwise obtain or receive from any other person (other than an “employee” of

Sublicensee working “within the scope of employment” (as those terms are understood under the Act)) any work on or contribution to the Artwork without obtaining a valid and binding work-for-hire and/or assignment agreement in a form approved in advance by Venture (which approval shall be subject in all respects to the approval of Owner under the Master License).

(ii)           Delivery Upon Termination. Any and all Artwork shall be sent to Owner at no cost and prepaid at Owner’s request not later than thirty (30) days following the expiration or earlier termination of this Agreement.

(g)           Approval Not a Warranty. Venture’s approval of a Licensed Item or item of Artwork does not mean that Venture has determined that such Licensed Item conforms to Applicable Laws, that the Licensed Item is safe or fit for its intended purpose or that the Licensed Item does not infringe the intellectual property or contractual rights of others. Venture may also revoke an approval if a Licensed Item subsequently proves to be deficient in quality, to violate any law or to violate the rights of others that are subsequently learned to have existed at the time approval was granted.

(h)           Biodiesel Minimum Standards. At all times during the Term hereof and not in limitation of any of Venture’s approval rights hereunder, Sublicensee shall only purchase for Distribution hereunder biodiesel fuel that meets the then current highest industry standards for biodiesel fuel.

(i)            Owner Quality Control Rights. Notwithstanding anything contained herein to the contrary, Owner shall have the right and the authority (A) at any time to exercise, on behalf of and in the place of Venture, any and all of Venture’s approval, consent and/or quality control rights hereunder; and (B) to approve and ratify or disapprove (in his Sole Discretion) any and all actions of Venture hereunder (including, without limitation, the approval, consent and quality control rights of Venture pursuant to this Section 8 and Section 9 hereof and Venture’s ability to withdraw an approved Licensed Item pursuant to Section 8(e) above).

(j)            Right to Use. For avoidance of doubt, Venture shall retain for itself the right to engage in the Distribution of Biodiesel Fuel during the Term within the Territory.

(k)           No Other Biodiesel Fuel. As a material condition of Venture in entering into this Agreement, Sublicensee expressly acknowledges and agrees that it will not for itself or for any other Person sell, dispose of, or in any manner distribute, any form, or blend, of agricultural based so-called “biodiesel fuel” other than the Biodiesel Fuel at any time during the Term.

9.             Required Markings. Sublicensee will display on all applicable Licensed Items any legends, markings or notices that are required by law or that Venture may reasonably request from time to time. Notwithstanding the foregoing, Sublicensee shall not make any reference to a Licensed Item without including the ® or ™ symbol, as appropriate, and including the notation “[mark] is used under license.” Sublicensee may only eliminate any or all legends, markings, notices or references with the express prior approval of Venture, in each case. Upon receipt of written notice from Venture, Sublicensee shall have seven (7) days to cure or cause the cure of, any omissions of such legends, markings or notices. Sublicensee shall not display its own respective copyright or trademark notice(s) on any Licensed Items.

10.           Ownership of Mark.

(a)           Owner. Sublicensee acknowledges that Owner is the sole and exclusive owner of all rights in and to the Mark and the goodwill associated therewith throughout the world.

(b)           No Challenge. Sublicensee agrees, during the Term of this Agreement and thereafter, never to challenge or attack the rights of Owner in and to the Mark or the validity of the Sublicense being granted herein by Venture.

(c)           Benefit. Sublicensee agrees, during the Term of this Agreement and thereafter, that its use of the Mark inures to the sole benefit of Owner and that Sublicensee shall not acquire any rights whatsoever in or to the Mark, other than the rights expressly provided in this Agreement.

(d)           Reservation. All rights of Owner and Venture not expressly granted to Sublicensee herein are expressly reserved to Owner and Venture, respectively.

(e)           No Use. Sublicensee agrees and acknowledges that following the expiration or earlier termination of this Agreement for any reason, Sublicensee shall have no right to use for itself in any manner, or sublicense, the Mark to any third party for any purpose.

11.           Trademark and Copyright Protection and Infringements.

(a)           No Registration. Sublicensee agrees that it shall not at any time, anywhere in the world, apply for any registration of the Mark or any copyright, trademark or other designation which would affect the ownership of the Mark by Owner or file any document with any governmental authority to take any action which would affect the sole and absolute ownership of the Mark by Owner.

(b)           No Confusion. Sublicensee agrees that it shall, at no time during the Term or thereafter, use or authorize the use of any trademark, trade name or other designation identical with or confusingly or substantially similar to the Mark or any mark uniquely associated with Venture or Owner.

(c)           Cooperation. Sublicensee agrees to cooperate with Venture (and his Affiliates) in protecting the Mark and, for that purpose, Sublicensee will supply to Venture or its representatives from time to time and at no charge such Samples and information regarding sales of the Biodiesel Fuel sold or distributed by Sublicensee as reasonably may be requested.

(d)           Sublicensee Assistance/Claims. When requested by Venture, Sublicensee agrees to assist Venture in connection with any intellectual property claims dealing with the enforcement of Owner’s rights in the Mark. Venture agrees to reimburse Sublicensee’s reasonable out-of-pocket expenses incurred in providing such assistance. With respect to any intellectual property actions not caused by any breach of this Agreement by Sublicensee that Venture may choose to bring (subject to the terms of the Master License), Venture shall, at Venture’s cost and expense, employ counsel of its own choice to direct the handling of such claims and any settlement thereof. Subject to the terms of the Master License and the approval of

Owner, Venture shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise awarded to Venture in connection with such suits.

(e)           Territory Expansion. Sublicensee acknowledges and agrees that the Mark is currently only registered with the United States Patent and Trademark Office. At any time during the Term hereof when Sublicensee has the authority to Distribute Biodiesel Fuel outside of the United States and Sublicensee desires to Distribute Biodiesel Fuel outside of the United States (a “Non-US Jurisdiction”), then Sublicensee must, prior to undertaking any activity with respect to such Non-US Jurisdiction, provide Venture with advance prior written notice of such proposed activity (the “Expansion Notice”). Upon Venture’s receipt of the Expansion Notice, Venture shall notify Owner of Sublicensee’s intent and Venture will cause Owner to use commercially reasonable efforts to apply to register the Mark in such Non-US Jurisdiction. In the event that Venture is unable to cause Owner to obtain a registration in such Non-US Jurisdiction, Sublicensee shall not have, notwithstanding anything contained herein to the contrary, the right or authority to Distribute Biodiesel Fuel in such Non-US Jurisdiction.

12.           Indemnification.

(a)           Indemnification by Sublicensee. Sublicensee will defend, indemnify, and hold Venture, Owner and Venture’s and Owner’s respective Affiliates, employees, agents, attorneys, heirs, successors, and assigns, harmless against and in respect of: (i) any and all loss, damage, or liability resulting from any breach or claim of breach of any representation or warranty or the non-fulfillment of any covenant, agreement or obligation on the part of Sublicensee hereunder; and (ii) any and all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Claims”) arising out of or relating to the foregoing, or resulting from tort claims or other claims arising out of Sublicensee’s use of the Mark, including (A) product liability claims arising out of or related to the sale, promotion and/or distribution of the Licensed Items produced by, or at the order of, Sublicensee, and (B) injury, wrongful death or negligence arising out of or related to the sale, promotion, advertisement, marketing and distribution of the Licensed Items.

(b)           Indemnification by Venture. Venture will defend, indemnify and hold Sublicensee and Sublicensee’s officers, directors, employees, agents, managers, attorneys, members, successors and assigns harmless against and in respect of: (i) any and all loss, damage, or liability resulting from any breach of any representation or warranty or the non-fulfillment of any covenant, agreement or obligation on the part of Venture hereunder, and (ii) any and all Claims arising out of or relating to the foregoing.

(c)           Notification. If any demand, claim or suit is asserted or instituted with respect to which a party may be entitled to indemnification under Sections 12(a) and (b) hereof, such party will give prompt notice thereof to the party who or which may be liable for indemnification, including full details to the extent known.

(d)           Third-Party Intellectual Property Claims. With respect to infringement claims by third parties against Sublicensee asserting that Sublicensee’s use of the Mark infringes their rights, Sublicensee will give prompt notice thereof to Venture and Owner. Subject to the Master License and the approval of Owner, Venture shall have the right to control, defend, and settle the claim at its option, and the reasonable costs thereof (including attorneys’ fees, costs, disbursements and the cost of settlement), if any, shall be divided evenly between Venture and Sublicensee, unless such claims are based on the breach of this Agreement by Sublicensee, in which case such costs shall be borne exclusively by Sublicensee. If Venture declines to exercise this option, it shall not be liable or responsible for any of the costs arising from the defense and settlement of the claim, unless the claim arises from Venture’s breach of its representations and/or warranties pursuant to this Agreement

(e)           Limitation of Liability. EXCEPT AS PROVIDED IN SECTIONS 4(d), 12(a), 12(b) AND 26 HEREOF, EACH PARTY’S SOLE REMEDY AGAINST THE OTHER FOR LOSS OR DAMAGE ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT WILL BE PROVEN DIRECT, ACTUAL DAMAGES AND NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, RELIANCE, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, WHETHER OR NOT THAT PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE CUMULATIVE AMOUNTS PAID BY VENTURE IN CONNECTION WITH ANY OR ALL LOSSES, DAMAGES OR LIABILITIES PURSUANT TO THIS AGREEMENT EXCEED THE TOTAL OF ALL AGREEMENT PAYMENTS THAT VENTURE HAS THEN RECEIVED TO DATE PURSUANT TO THIS AGREEMENT.

13.           Insurance.

(a)           Liability. Sublicensee shall throughout the Term of this Agreement and for a period of two (2) years thereafter, obtain and maintain at its own cost and expense, from a qualified insurance company, general liability and product liability insurance, the form of which must be acceptable to Owner and Venture, naming, with respect to such policy, Venture and Owner as additional named insureds. The amount of coverage for such policy shall be a minimum of Ten Million Dollars ($10,000,000) combined single limit, with a commercially reasonable deductible amount, for each single occurrence for bodily injury and/or for property damage. Such policy shall provide for twenty (20) days notice to Venture and Owner from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination of such insurance. Sublicensee agrees to furnish to each of Venture and Owner certificates of insurance evidencing same within thirty (30) days after execution of this Agreement and, in no event, shall Sublicensee use the Mark prior to receipt by Owner and Venture of such evidence of insurance.

(b)           Errors and Omissions. Sublicensee shall throughout the Term of this Agreement, obtain and maintain at its own cost and expense, from a qualified insurance company, errors and omissions insurance, the form of which must be acceptable to Owner and Venture, naming with respect to such policy, Owner and Venture as additional named insureds. The amount of coverage for such policy shall be a minimum of Five Million Dollars ($5,000,000), with a commercially reasonable deductible amount, and shall cover any and all loss, damage, or liability resulting from Sublicensee’s use of the Mark pursuant to this Agreement. Such policy shall provide for twenty (20) days notice to Owner and Venture from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination of such insurance. Sublicensee agrees to furnish Owner and Venture certificates of insurance evidencing same within thirty (30) days after execution of this Agreement and, in no event, shall Sublicensee use the Mark prior to receipt by Owner and Venture of such evidence of insurance.

14.           Notices. Except as provided in Section 6(b) of this Agreement with respect to Agreement Payments and Accounting Statements, all notices required to be sent to a party shall be in writing to the following addresses unless notification of a new address is properly provided in accordance herewith. All notices shall be delivered by facsimile and simultaneously sent for next day delivery via a nationally recognized overnight courier service that obtains written acknowledgment of receipt by the addressee (“Receipt Acknowledgement”). Notice shall be deemed given upon receipt, as established by the Receipt Acknowledgement.

To Venture:	Biodiesel Venture, L.P.
c/o Mark Rothbaum & Associates
36 Mill Plain Road
Room 406
Danbury, Connecticut 06811
Attn: Mark Rothbaum
(f) (203) 791-9014

and	Haynes and Boone, LLP
901 Main Street
Suite 3100
Dallas, Texas 75202
Attn: William C. Wilshusen, Esq.
(f) (214) 200-0635

To Sublicensee:	Earth Biofuels, Inc.

(f)

and

(f)

To Owner:	Willie Nelson
c/o Mark Rothbaum
36 Mill Plain Road
Room 406
Danbury, Connecticut 06811
(f) (203) 791-9014

and	Greenberg Traurig LLP
3290 Northside Pkwy
Suite 400
Atlanta, Georgia 30327
Attn: Robert A. Rosenbloum. Esq.
(f) (678) 553-2212

15.           Relationship of the Parties. This Agreement does not constitute and will not be construed as constituting a partnership or joint venture between Venture and Sublicensee, and neither Venture nor Sublicensee shall hold itself out to third parties to the contrary. It is expressly acknowledged and agreed to by Sublicensee that Sublicensee shall have no authority to bind Venture.

16.           Choice of Laws. THIS AGREEMENT HAS BEEN ENTERED INTO IN THE STATE OF TEXAS, AND THE VALIDITY, INTERPRETATION AND LEGAL EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES UNDER TEXAS LAW). THE TEXAS COURTS (STATE AND FEDERAL), SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY CONTROVERSIES REGARDING THIS AGREEMENT; ANY ACTION OR OTHER PROCEEDING WHICH INVOLVES SUCH A CONTROVERSY SHALL BE BROUGHT IN THOSE COURTS IN                            COUNTY, TEXAS AND NOT ELSEWHERE. THE PARTIES WAIVE ANY AND ALL OBJECTIONS TO VENUE IN THOSE COURTS AND HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. ANY PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY, AMONG OTHER METHODS, BE SERVED UPON A PARTY BY DELIVERING IT OR MAILING IT, BY REGISTERED OR CERTIFIED MAIL OR BY OVERNIGHT COURIER OBTAINING PROOF OF DELIVERY, DIRECTED TO THE ADDRESS SET FORTH IN SECTION 14 OR SUCH OTHER ADDRESS AS A PARTY MAY DESIGNATE PURSUANT TO SECTION 14. ANY SUCH DELIVERY OR MAIL SERVICE SHALL BE DEEMED TO HAVE THE SAME FORCE AND EFFECT AS PERSONAL SERVICE WITHIN THE STATE OF TEXAS. THE NON-PREVAILING PARTY IN ANY LEGAL ACTION BETWEEN THE PARTIES ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER INSTITUTED BY VENTURE OR BY SUBLICENSEE, SHALL PROMPTLY REIMBURSE THE PREVAILING PARTY FOR ALL COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) INCURRED IN CONNECTION THEREWITH.

17.           Waiver. No waiver by any party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a similar nature.

18.           Severability. In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent, but only to the extent, the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

19.           Headings. The headings in this Agreement are solely for convenience only and shall not be used to interpret or construe this Agreement.

20.           Revocation of Prior Agreements. This Agreement represents the entire understanding between the parties hereto, or their respective Affiliates, with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof and cannot be modified except by a written instrument signed by all of the parties hereto. Accordingly, any and all prior understandings and agreements relative to the licensing of all or part of the Mark and to any other matters discussed herein, are hereby revoked, and the provisions of this Agreement alone shall be determinative of the conditions pursuant to which Sublicensee shall be licensed to use the Mark and the resolution of such other described matters. Each party hereto expressly disclaims reliance upon any facts, promises, undertakings or representations made by any other party, or its agents, representatives or attorneys, prior to the execution of this Agreement.

21.           Third-Party Beneficiaries. Venture and Sublicensee acknowledge and agree that Owner is intended as and hereby constitutes a third party beneficiary of this Agreement and as such shall be fully entitled and authorized to enforce any of the covenants, obligations or commitments made or undertaken by Venture hereunder against such party as full as if Owner were a party hereto (including, without limitation, Section 26 hereof). Except as expressly set forth in the immediately preceding sentence with respect to Owner, no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

22.           Counsel. Each of Venture and Sublicensee acknowledges and agrees that it has been represented by independent counsel of its own choice for purposes of advising it in connection with the negotiation and execution of this Agreement.  Additionally, each of Venture and Sublicensee acknowledges and agrees that either it or its independent legal counsel has had the opportunity to investigate and inquire about all of the relevant facts, circumstances and effects in connection with its entering into and executing this Agreement.  The parties acknowledge to each other that each party and its respective counsel have participated in drafting and have edited this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement.

23.           Incorporation. All exhibits mentioned in this Agreement are hereby incorporated by reference into this Agreement as fully as if copied herein verbatim.

24.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The signature of a party obtained via facsimile shall be valid and binding for all purposes.

25.           Binding Effect; Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors and permitted assigns.

26.           Injunctive Relief. Sublicensee agrees that a breach of any of the covenants contained in this Agreement may cause irreparable injury to Owner and Venture for which the remedy at law may be inadequate and would be difficult to ascertain. Therefore, in the event of the breach or threatened breach of any such covenants, Venture shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction to restrain Sublicensee from any threatened or actual activities in violation of any such covenants. Sublicensee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proving of actual damages or posting a bond, and in the event Venture does apply for such an injunction, Sublicensee shall not raise as a defense thereto that Venture has an adequate remedy at law.

27.           Defined Terms.

“Affiliate” of a person shall mean any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such person, as applicable. The term “control,” as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Applicable Law” shall mean any law, rule, statute, regulation, order, judgment, decree, treaty, directive or other requirement in force at any time during the Term which applies to or is otherwise intended to govern or regulate any activity (including, without limitation, the blending or Distribution of biodiesel fuel or Petroleum Fuel) or Person.

“Biodiesel Fuel” shall mean biodiesel fuel, whether or not blended with Petroleum Fuel, Distributed hereunder bearing the Mark, which notwithstanding anything contained herein, shall meet the then current highest industry standards for biodiesel fuel.

“Contract Year” means each successive period of twelve (12) months occurring during the Term commencing upon the Effective Date.

“Distribute” or “Distribution” or “Distributing” shall mean the sale and/or distribution of Biodiesel Fuel to retail sellers, distributors, users and/or consumers of Biodiesel Fuel.

“Mark” shall mean the trademark BIOWILLIE, including U.S. Application Serial No. 78/569432 therefor.

“Master License” shall mean that certain Master License Agreement, by and between Owner and Venture, as amended from time to time.

“Owner” shall mean Willie Nelson.

“Owner Identification” shall mean (a) the name, image and likeness of Owner, and (b) any and all copyrights, marks, trade names, trademarks, design marks, logos or other items of intellectual property owned or controlled by, or in any way affiliated or associated with, Owner or his Affiliates, other than the Mark.

“Person” shall mean any natural person or any corporation, association, partnership, limited liability company, joint venture, company, business trust, organization, business, other incorporated or unincorporated legal entity or form, or government or any governmental agency or political subdivision of any government.

“Sole Discretion” shall mean Venture’s right, in its sole and absolute discretion (subject to and in accordance with the Master License and Owner’s Sole Discretion rights contained therein), to take or refrain from taking a particular action.

“Territory” shall mean the world.

[Signatures are on the Next Page.]

IN WITNESS WHEREOF, by their execution below, the parties hereto have agreed to all of the terms and conditions of this Agreement as of the Effective Date.

VENTURE:

BIODIESEL VENTURE, L.P.

By:	Biodiesel Venture GP, LLC,
its General Partner

By:	/s/ Willie Nelson
Name:	Willie Nelson
Title:	Manager

SUBLICENSEE:

EARTH BIOFUELS, INC.

By:	/s/ Dennis McLaughlin, III
Name:	Dennis McLaughlin, III
Title:	Chief Executive Officer